Exhibit 10.1

TERMINATION OF EMPLOYMENT AGREEMENT

AND RELEASE AGREEMENT

READ IT CAREFULLY

NOTICE TO DONNA M. COUGHEY

This is a very important legal document, and you should carefully review and understand the terms and effect of this document before signing it.  By signing this Acknowledgement and Release (“Agreement”), you are agreeing to completely release Willow Financial Bancorp, Inc., Willow Financial Bank, Harleysville National Corporation, Harleysville National Bank and Trust, and their subsidiaries, affiliates, directors and officers.  Therefore, you should consult with an attorney before signing this Agreement.  You have twenty-one (21) days from the day of receipt of this document to consider the Agreement. The twenty-one (21) days will begin to run on the day after receipt.  If you choose to sign the Agreement, you will have an additional seven (7) days following the date of your signature to revoke the Agreement, and the Agreement shall not become effective or enforceable until the revocation period has expired.

This Termination of Employment Agreement and Release Agreement (the “Release Agreement”) is entered into as of May 20, 2008, by and among Willow Financial Bancorp, Inc. (“WFB”), Willow Financial Bank (“WFB Bank”), Harleysville National Corporation (“HNC”), Harleysville National Bank and Trust (“HNC Bank”) and each of their subsidiaries and affiliates, and Donna M.  Coughey (“Executive”).

WHEREAS, Executive, WFB and WFB Bank entered into an employment agreement dated July 15, 2005 and amended on October 23, 2007 (“WFB Employment Agreement”);

WHEREAS, HNC and WFB will enter into an Agreement and Plan of Merger dated May 20, 2008 (“Merger Agreement”) pursuant to which WFB shall merge with and into HNC (the “Merger”);

WHEREAS, pursuant to the Merger Agreement, WFB has agreed to make the payments set forth herein in exchange for the termination of the WFB Employment Agreement on the Effective Date (as defined in the Merger Agreement), and in exchange for the execution of this Release Agreement and an employment agreement between Harleysville Management Services, Inc. (“HMS”) and Executive (“HMS Employment Agreement”);

WHEREAS, HNC is only willing to enter into the Merger Agreement on the condition that Executive provides the inducements set forth in this Agreement by executing this Release Agreement and entering into the HMS Employment Agreement.

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, it is agreed as follows:

1.             Termination of WFB Employment Agreement.  Executive, HNC, HNC Bank, HMS, WFB, and WFB Bank hereby mutually agree that the WFB Employment Agreement shall terminate and be cancelled absolutely at the Effective Time of the Merger, as defined in the Merger Agreement.  At the time that the WFB Employment Agreement terminates, neither Executive nor WFB or WFB Bank nor their successors shall have any further rights or obligations under the WFB Employment Agreement.

2.             Consideration.

(a)           On the Effective Date of the Merger, as defined in the Merger Agreement, in full satisfaction of the benefits that would otherwise be payable under the WFB Employment Agreement and in consideration of signing this Release Agreement, WFB shall pay Executive a lump sum payment in the amount of $1,540,960, representing $1,500,000 cash severance and $40,960 in lieu of continued benefits (other than the benefits provided in Section 2(b) below).

(b)           HNC and HNC Bank shall provide Executive, her spouse and any dependents covered as of the Effective Date of the Merger for a period ending at the earlier of (i) three years subsequent to the Effective Date of the Merger or (ii) the date of Executive’s full-time employment by another employer (provided that Executive, her spouse and/or dependents is entitled under the terms of such employment to substantially similar benefits as those described in this section), at no cost to Executive, continued participation in  the life, disability, health and dental insurance plans and any other group insurance plans offered by HNC and HNC Bank to their employees, with any insurance premiums payable by HNC or HNC Bank pursuant to this Section 2(b) to be payable at such times and in such amounts as if Executive was still an employee of HNC and HNC Bank, subject to any increases in such amounts imposed by the insurance company or COBRA, and the amount of insurance premiums required to be paid by HNC and HNC Bank in any taxable year shall not affect the amount of insurance premiums required to be paid by them in any other taxable year; provided that if the participation of Executive or other covered dependents in any of the life, disability, health, dental and other insurance plans is barred, then HNC and HNC Bank shall either arrange to provide such persons with insurance benefits substantially similar to those which Executive and other covered persons were otherwise entitled to receive or, if such coverage cannot be obtained, pay a lump sum cash equivalency amount within thirty (30) days following the date coverage ceases based on the annualized rate of premiums being paid by HNC and HNC Bank as of such date.

3.             Release and Waiver.

(a)           Executive hereby agrees that the payments will be in full satisfaction of all obligations of HNC, HMS, HNC Bank, WFB, and WFB Bank and any of their subsidiaries under the WFB Employment Agreement.

(b)           Executive, on behalf of herself, her heirs and assigns, irrevocably and unconditionally releases HNC, HNC Bank, HMS, WFB, and WFB Bank and their respective predecessors, successors, affiliates, subsidiaries, parents, partners, shareholders, directors, officers, agents, employees, attorneys, and all other persons or entities who could be said to be jointly or severally liable with them from all claims, controversies, liabilities, demands, causes of action, debts, obligations, promises, acts, agreements, and damages of whatever kind or nature, whether known or unknown, suspected or unsuspected, foreseen or unforeseen, liquidated or contingent, related to Executive’s employment, termination of employment, WFB Employment Agreement or termination thereof, including but not limited to, any and all claims for breach of express or implied contract or covenant of good faith and fair dealing (whether written or oral), all claims for retaliation or violation of public policy, breach of promise, detrimental reliance or tort (e.g. intentional infliction of emotional distress, defamation, wrongful termination, interference with contractual or advantageous relationship, etc), whether based on common law or otherwise; all claims arising under Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act; the Federal Older Workers Benefit Protection Act, the Family and Medical Leave Act, any Whistleblower provision of any statute or law, the Americans with Disabilities Act; the Employee Retirement Income Security Act of 1974, any other statute, regulation or law or amendments thereto, claims for emotional distress, mental anguish, personal injury, loss of consortium; any and all claims that may be asserted on Executive’s behalf by others (including the Equal Employment Opportunity Commission); or any other federal, state or local laws or regulations relating to employment or benefits associated with Executive’s employment, excepting only:

(i)            the rights of Executive with respect to the exercise of her outstanding stock options and restricted stock awards to the common stock of WFB and her rights to the merger consideration as provided in the Merger Agreement;

(ii)           the rights of Executive under the HMS Employment Agreement between her and HMS dated May 20, 2008;

(iii)          the right of Executive to receive continued insurance coverage pursuant to Section 2(b) above and COBRA continuation coverage in accordance with applicable law;

(iv)          the rights to indemnification Executive may have under (A) applicable corporate law, (B) the articles of incorporation, charter or bylaws of WFB, WFB Bank or any of their subsidiaries or affiliates, (C) as an insured under any director’s and officer’s liability insurance policy, or (D) the Merger Agreement;  and

(v)           claims for benefits under any health, disability, retirement, life insurance or other similar “employee benefit plan” (within the meaning of Section 3(3) of ERISA, as defined in the Merger Agreement) of WFB, WFB Bank or any of their subsidiaries provided Executive is entitled to those benefits in accordance with the terms of the respective plan.

(c)           EXECUTIVE ACKNOWLEDGES AND AGREES THAT THIS RELEASE IS A FULL AND FINAL BAR TO ANY AND ALL CLAIM(S) OF ANY TYPE THAT SHE MAY NOW HAVE AGAINST HNC, HNC BANK, HMS, WFB, AND WFB BANK TO THE EXTENT PROVIDED ABOVE BUT THAT IT DOES NOT RELASE ANY CLAIMS THAT MAY ARISE AFTER THE DATE OF THIS AGREEMENT.

4.             Acceptance Period.

The following notice is included in this Agreement as required by the Older Workers Benefit Protection Act:

You have up to twenty-one (21) days from the date of receipt of this release to accept the terms of this release, although you may accept it at any time within those twenty-one (21) days.  You are advised to consult with an attorney regarding this release.

The twenty-one (21) day period will begin to run on the day after Executive receives this Agreement.  It will then run for a full twenty-one (21) calendar days and expire at the end of the twenty-first day (the “Acceptance Period”).  In order to accept this Agreement, Executive must sign her name and date her signature at the end of this letter and return it to HNC via Renee Lieux, Bybel Rutledge LLP, 1017 Mumma Road, Suite 302, Lemoyne, Pennsylvania 17043.  If the twenty-first day of the Acceptance Period falls on a Saturday, a Sunday, or a legal holiday, Ms. Lieux’s receipt of her acceptance by the close of business on the next business day immediately following such Saturday, Sunday or legal holiday will be sufficient to effect a timely acceptance of this Agreement.

5.             Revocation Period.  Executive has the right to revoke this Agreement at any time within seven (7) days from the date Executive signs and delivers this Agreement to HNC (the “Revocation Period”), and this Agreement will not become effective and enforceable until the Revocation Period has expired.  (NOTE:  The Revocation Period will begin on the day after the day on which Executive has signed this Agreement and delivered it to HNC and, as indicated by the date Executive affixes to her signature at the end of this Agreement.  It will then run for seven calendar days and expire at the end of the seventh day.)  In order to revoke this Agreement, Executive must notify HNC in writing of her decision to revoke the Agreement.  Executive must ensure that HNC (via Ms. Lieux, at the address indicated in Paragraph 4 above) receives her written notice of revocation at her office in Lemoyne, Pennsylvania within the aforementioned Revocation

Period.  If the seventh day of the Revocation Period falls on a Saturday, a Sunday, or a legal holiday, HNC’s receipt of her notice of revocation by the close of business on the next business day immediately following such Saturday, Sunday or legal holiday will be sufficient to effect a timely revocation of this Agreement.  Provided that the Revocation Period expires without Executive having revoked this Agreement, this Agreement shall take effect on the next day following the Revocation Period, and such next day shall constitute the Effective Date hereof.

Executive further agrees that the consideration described in this Release Agreement shall be in full satisfaction of any and all claims for payments or benefits, whether expressed or implied, that Executive may have arising out of her employment relationship, or her service as an employee or officer of WFB or WFB Bank, the termination of such employment relationship, the WFB Employment Agreement or the termination of the WFB Employment Agreement, except as set forth in Sections 2(b) and 3(b) above.

6.             Cooperation and Non-Disparagement.  Executive agrees that she will not disparage or make derogatory comments about WFB, WFB BANK, HNC, HNC BANK or any of their subsidiaries or affiliates and including their present and former officers, directors, employees, agents, or attorneys, or their business practices.

7.             HNC, HNC Bank, HMS, WFB, and WFB Bank Not Executive’s Advisor.  HNC, HNC Bank, HMS, WFB, and WFB Bank make no representation or warranty, express or implied, to Executive regarding the treatment of this Release Agreement or any payments Executive may receive by virtue of or in connection with any provision of this Release Agreement, under state, federal, or local laws pertaining to income or other taxation, nor do they  provide to Executive any advice regarding the financial, investment, or legal desirability of her entering into this Release Agreement or making any elections or granting any releases referred to herein; and Executive acknowledges that it is and has been her sole and entire responsibility to explore any such aspects of this Release Agreement with attorneys and/or other advisors of her own selection, in connection with both her decision to enter into this Agreement and any decisions or elections which Executive may subsequently make in relation to any of the subject matter of this Release Agreement.

8.             Agreement Freely and Voluntarily Entered Into.  Executive warrants and represents that she has signed this Release Agreement after review and consultation with legal counsel of her choice and that she understands this Release Agreement and signs it freely, knowingly and voluntarily, without any legal reservation and fully intending to be legally bound hereby.

9.             Executive’s Representations.  In connection with her entering into this Release Agreement, and as an inducement for HNC, HNC Bank, HMS, WFB, and WFB Bank to enter into this Release Agreement as well as the Merger Agreement, Executive hereby represents the following matters:

a.             That Executive has carefully read and fully understands all of the provisions of this Release Agreement which sets forth the entire agreement between Executive and HNC, HNC Bank, HMS, WFB, and WFB Bank regarding the termination of Executive’s employment and WFB Employment Agreement and Executive’s releasing HNC, HNC Bank, HMS, WFB, and WFB Bank, and that Executive has not relied upon any representations or statements, written or oral, not set forth in this document;

b.             That Executive has had such time as Executive deemed necessary to review, consider, and deliberate as to the terms of this Release Agreement; and

c.             That to Executive’s best knowledge, all of the representations and warranties made by WFB and WFB Bank in the Merger Agreement are true and correct in all material respects as of the date of the Merger Agreement (or, if earlier, the date specified in the representation or warranty).

10.           Severability.  Should any provision(s) of this Agreement be determined, in a proceeding to enforce or interpret this Agreement, to be invalid or unenforceable, then, provided that the provision(s) deemed to be invalid or unenforceable do not constitute all or substantially all of the undertakings by either Executive or HNC, HNC Bank, HMS, WFB, and WFB Bank, the remainder of this Release Agreement shall continue in full force and effect.

11.           Notices.  Unless otherwise provided in this Release Agreement, any notice required or permitted to be given under this Release Agreement shall be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to Executive’s residence, in the case of notices to Executive, and to the principal executive offices of HNC, HNC Bank and HMS in the case of notices to HNC, HNC Bank and HMS.

12.           Choice of Law.  This Agreement shall be governed by, construed under and enforced pursuant to the laws of the Commonwealth of Pennsylvania.

13.           Complete Written Settlement.  This Release Agreement expresses a full and complete settlement of all disputes between Executive and HNC, HNC Bank, HMS, WFB, and WFB Bank and their subsidiaries.  Executive agrees that there are absolutely no agreements or reservations relating to termination of Executive’s employment and Executive’s release of HNC, HNC Bank, HMS, WFB, and WFB Bank that are not clearly expressed in writing herein, other than the HMS Employment Agreement entered into between HMS and Executive as of May 20, 2008.  This Agreement may not be modified except in writing signed by all parties hereto.  Executive further agrees that the consideration described herein are all she and/or her counsel are ever to receive with regard to the WFB Employment Agreement.

14.           Binding on Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns.

15.           Counterparts.  This Agreement may be executed in multiple counterparts, and shall be fully valid, legally binding and enforceable whether executed in a single document or in such counterparts.

16.           Termination.  This Agreement shall terminate and be null and void upon a termination of the Merger Agreement in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ATTEST:	HARLEYSVILLE NATIONAL
CORPORATION

/s/ Jo Ann M. Bynon	By:	/s/ Paul D. Geraghty
Paul D. Geraghty
President and Chief Executive Officer

HARLEYSVILLE NATIONAL BANK
AND TRUST

/s/ Jo Ann M. Bynon	By:	/s/ Paul D. Geraghty
Paul D. Geraghty

HARLEYSVILLE MANAGEMENT
SERVICES, LLC

/s/ Jo Ann M. Bynon	By:	/s/ Paul D. Geraghty
Paul D. Geraghty
President and Chief Executive Officer

WITNESS:	EXECUTIVE
/s/ Donna Coughey
/s/ Gerard F. Griesser	Donna Coughey